Exhibit 14.1
Strategic Education, Inc. Code of Business Conduct
I.BASIC PRINCIPLES
At Strategic Education, Inc. (together with its subsidiaries, the “Company”), we are committed to doing the right thing. That is why we identify and disseminate to all employees appropriate legal and ethical standards in the conduct of our business. This Code of Business Conduct (“Code”) is specifically designed to be part of an effective program to prevent and detect accounting improprieties, legal violations, and unethical and inappropriate behavior. All directors, trustees, officers, employees, and faculty are expected to comply with this Code. You should understand the Company’s basic principles reflected in this Code of Business Conduct. These basic principles are:
•We will always be truthful.
•We will strictly adhere to the letter and spirit of all laws.
•We will provide high-quality education and services.
•We will always act as good stewards of the Company’s assets (including the Company’s reputation) and never misappropriate Company business opportunities or resources for personal benefit.
•We will promote a work environment that fosters mutual respect, openness, and individual integrity.
•We will be fair in all aspects of our business.
•If we are presented with an easier wrong course of action and a more difficult right course of action, we will always choose the more difficult right over the easier wrong.
When faced with a business decision that seems to pose ethical issues, there are several questions you should ask yourself to determine if your actions are proper:
•Am I adhering to the spirit, as well as the letter, of any law, accounting rule, regulation, or Company policy that may be involved?
•Would my family, friends, or neighbors approve of my actions and my motivations for those actions?
•Would I approve of my actions if someone else had done them?
•Am I considering something that would provide the Company with a short-term financial benefit but which is shortsighted and not in the shareholders’ long-term interest?
•Am I considering something that benefits me personally rather than the Company’s shareholders?
•Are my actions consistent with the overall ethical principles set forth in this Code of Business Conduct?
•Would I want my actions reported on the front page of a newspaper?
If, in the course of performing your duties, you remain uncertain about what to do, stop and ask for help. Refer to the relevant section of this Code of Business Conduct for guidance. If you are still uncertain, speak with your supervisor or, if you prefer, contact any of the people listed in section XI. WHOM TO CONTACT WITH QUESTIONS OR CONCERNS as it is their responsibility to treat your inquiry confidentially and respond appropriately.
This Code is subject to change from time to time based on legislative and regulatory developments and changes in Company policies.
II.ETHICS
A.Purpose and Scope.
The Code of Business Conduct of the Company contains the specific corporate policies adopted by the Audit Committee and the Board of Directors of Strategic Education, Inc. that relate to the legal and ethical standards of the Company’s business conduct.
The purpose of this Code of Business Conduct is to outline the Company’s expectations as to the legal and ethical nature of conduct of the Company’s directors, trustees, officers, employees and faculty, while acting during their term of employment or other service with the Company (“Covered Persons”), and to provide for the fair and impartial administration of the Company’s Code of Business Conduct.
Company policy requires that when in doubt, this Code’s basic principles must guide our conduct. Even where law or accounting principles are permissive or set a floor for permissible conduct, the Company chooses the course of the highest integrity. Local customs, traditions, and mores differ from place to place and this must be recognized, but honesty is not subject to criticism in any jurisdiction or region. A reputation for honesty is a priceless Company asset.
Covered Persons must understand that the Company does care how results are obtained, not just that they are obtained. Covered Persons must be encouraged to tell higher management all that they are doing to achieve results, to record all transactions accurately in the Company’s books and records, and to be honest and forthcoming with the Company’s internal and external auditors. The Company expects Covered Persons to report suspected accounting or other improprieties and violations of law, this Code of Business Conduct, or other Company policies to Company management and the person(s) designated in section XI. WHOM TO CONTACT WITH QUESTIONS OR CONCERNS.
The Company expects compliance with its high standard of integrity throughout the organization and will not tolerate Covered Persons who achieve results at the cost of violation of laws or who deal unscrupulously. The Company supports, and expects you to support, any Covered Person who passes up a business opportunity or advantage that would sacrifice ethical standards and the Company will not tolerate the opposite behavior.
Equally important, the Company expects candor from managers at all levels and compliance with Company policies, accounting rules, and controls. When managers fail to disclose all relevant information to higher management or auditors, subordinates within their organizations think they are being given a signal that Company policies and rules can be ignored when they are inconvenient. The Company’s system of management will not work without honesty, including honest grading, honest and consistent application of academic standards and degree granting, honest bookkeeping, honest budget proposals, honest economic valuation of business proposals, honest financial reporting, and honest operational reports, as well as demonstrating integrity and fair dealing with employees, students/learners, customers, vendors and regulators. Failure to comply with the Code is likely to result in disciplinary action, which may include termination of employment.
B.Policy.
1.Compliance with Law. It is the Company’s policy to observe and comply with all laws, rules, and regulations of governmental agencies and authorities, including accrediting agencies (“Laws”), applicable to it or the conduct of its business wherever located. In some situations, the applicable Law may require interpretation to the specific factual situation at issue. In such cases, the Company will endeavor to resolve such interpretive issue by following the guidance of the General Counsel’s office.
2.Honesty. The Company is committed to encouraging honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships.
3.Ethical Behavior. Beyond compliance with Laws, all Covered Persons are expected to observe high standards of ethical behavior in the discharge of their assigned duties and responsibilities. This requires demonstrating integrity and fair dealing in every aspect of dealing with other Company employees, the public, the business community, shareholders, students/learners, customers, suppliers, and governmental and regulatory authorities. No Covered Person should take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation or omission of material facts, or any other unfair or unethical dealing or practice.
4.Conflict of Interest. The Company’s policy is to require the avoidance of actual or apparent conflicts of interest between an individual and Company interest, including disclosure to an appropriate person or persons identified in this Code of Business Conduct of any material transaction or relationship that reasonably could be expected to present such a conflict. The conflict of interest policy, as stated in section IV. CONFLICTS OF INTEREST AND BUSINESS OPPORTUNITIES, ensures that Company vendors do not provide any personal benefits to Covered Persons and that business opportunities discovered in the course of Company business are presented to the Company and not misappropriated for personal use.
5.Protection and Proper Use of Company Assets. All Covered Persons should protect the Company’s assets and ensure their efficient use. Personal use of Company assets, carelessness in their use and waste has a direct negative impact on the Company’s profitability. Company assets should be used only for legitimate business purposes (other than incidental personal use of phones, internet, etc., to the extent permitted by the Company’s Employee Handbook).
6.Proper Accounting Entries and Financial Reporting. All business and financial transactions should be accurately reflected in the Company’s books and records. It is the Company’s policy to encourage prompt internal reporting of any violations of the Code to the appropriate person or persons identified in section XI. WHOM TO CONTACT WITH QUESTIONS OR CONCERNS.

7.Full Disclosure. It is the Company’s policy to provide full, fair, accurate, timely, and understandable disclosure in the periodic reports to be filed by the Company with regulatory agencies and in other public communications made by the Company.
a.The Company’s periodic reports and other documents filed with the Securities and Exchange Commission (“SEC”), including all financial statements and other financial information, must comply with applicable Law and SEC rules.
b.Each Covered Person who contributes in any way to the preparation or verification of the Company’s financial statements and other financial information must ensure that the Company’s books, records and accounts are accurately maintained. Each Covered Person must cooperate fully with the Company’s accounting and internal audit departments, as well as the Company’s independent public accountants and counsel.
c.Each Covered Person who is involved in the Company’s disclosure process must (1) be familiar with and comply with the Company’s disclosure controls and procedures and its internal control over financial reporting; and (2) take all necessary steps to ensure that all filings with the SEC and all other public communications about the financial and business condition of the Company provide full, fair, accurate, timely and understandable disclosure.
8.Nondiscrimination. It is the policy of the Company not to discriminate against employees, shareholders, directors, trustees, officers, students/learners, customers, or suppliers based on race, color, age, sex, religion, sexual orientation, gender identity, gender expression, disability, marital status, veteran status, national origin, ethnicity, or any other basis prohibited by applicable Law. It is the policy of the Company that all persons are to be treated with dignity and respect.
9.Protecting Confidential Business Information. It is the policy of the Company to prohibit the unauthorized use, distribution, duplication, or disclosure to third parties and personal use of confidential and proprietary business information. As explained in section III. CONFIDENTIALITY, unauthorized disclosure or use of such information could harm the Company and benefit our Competitors.
10.Insider Trading Policy. The Company has established specific procedures under which quarterly earnings and other material financial information is disclosed to the public properly and timely. It is the policy of the Company to require all Covered Persons to comply with regulations of the SEC and The Nasdaq Stock Market LLC (“Nasdaq”) that prohibit any Covered Person from trading in Company securities while in possession of material non-public information. See section VII. INSIDE INFORMATION AND TRADING RESTRICTIONS.
III.CONFIDENTIALITY
A.Purpose.
In carrying out the Company’s business, Covered Persons often learn confidential or proprietary information about the Company, its students/learners, customers, suppliers, and strategic and operating plans. This Code requires that such confidential or proprietary information about the Company, its students/learners, customers, suppliers, or strategic and operating plans be kept confidential.
B.Policy.
1.No Disclosure of Proprietary Company Information. No Covered Person entrusted with or otherwise knowledgeable of Company Confidential Information (as defined below) shall disclose at any time before, during or after service or employment, such information to third parties or use it for any purpose other than performing one’s duties to the Company, without written Company authorization to do so or as may otherwise be required by Law or Company policy. Such unauthorized disclosure or use could be harmful to the Company and/or helpful to a Competitor. For the purposes of this paragraph, “Company Confidential Information” means information confidential or proprietary to the Company (including trade secret information) about, among other things, the Company’s businesses, business opportunities, customers, learners, students, products, services, standardized course syllabi or course guides and online course delivery processes, including but not limited to instructional models, information concerning vendors and consultants furnishing materials and services to the Company or students/learners and the terms of such arrangements, personnel information including collective or comprehensive salary information, pricing, sales strategy, marketing efforts/campaigns, technology, methods, processes, research, development, operating results and financial data that has not been released to the public, attorney-client communications, systems, software, techniques, accounting, purchasing, business strategies and plans. All information disclosed to a Covered Person or to which he or she obtains access during his or her service to or employment by the Company, whether originated by that Covered Person or by others, is presumed to be Company Confidential Information if it is treated by the Company as being confidential or proprietary, or if the Covered Person has a reasonable basis to believe it to be Company Confidential Information.
2.Limitation on Use of Information Regarding Others. The Company also works with its suppliers’, students’/learners’, and customers’ proprietary data. The protection of such data is of the highest importance and must be discharged with the greatest care for the Company to merit the continued confidence of such persons and/or entities. In addition, the confidentiality of such data or information may be protected by Law. No Covered Person shall disclose confidential or proprietary information regarding someone other than the Company to third parties without Company authorization to do so or as may otherwise be required by Law or Company policy.
a.Student/Learner Confidential Information. The Company and the Covered Persons are subject to strict rules governing the disclosure of information about students/learners outside of the Company or within the organization. Covered Persons must comply with these rules. Covered Persons who receive a request for information about students/learners should contact the Office of the General Counsel before responding to the request. Covered Persons who are students/learners must not access their own student/learner records except through the appropriate channels as any other student/learner.
IV.CONFLICTS OF INTEREST AND BUSINESS OPPORTUNITIES
A.Purpose.
This Code establishes guidelines and procedures regarding timely and proper disclosure of conflicts of interests that a Covered Person may have in connection with job duties and responsibilities in order that management may review and approve each situation as necessary to protect the best interests of the Company and its responsibilities as a public company.
B.Policy.
1.Conflict of Interest Activities of Directors, Executive Officers and Significant Shareholders. The Company prohibits Conflict of Interest Activities (as defined below) by any Director, nominee for Director, Executive Officer or Significant Shareholder of the Company unless specifically approved in advance by the Audit Committee of the Board after full disclosure of all aspects of the Conflict of Interest Activity by the Director, nominee for Director, Executive Officer or Significant Shareholder. Any such approval will be recorded in the minutes of the Audit Committee and will be disclosed if required by applicable Law and Nasdaq listing requirements.
2.Conflict of Interest Activities of Other Covered Persons. The Company prohibits any Conflict of Interest Activity by any Covered Person other than Directors, nominees for Director, Executive Officers, and Significant Shareholders unless specifically approved by the Company’s General Counsel (after consultation with the Chief Executive Officer). Any such approval if granted will be reported in writing to the Audit Committee of the Board and may be recorded in the minutes of the Audit Committee.
3.Business Opportunities. Covered Persons are prohibited from taking advantage, for their personal benefit, of business opportunities that are discovered while performing Company services or through the use of Company property, information, or position. All such business opportunities must be presented to the Company in advance for its consideration. Only opportunities that are declined by the Company, and that the Company’s General Counsel (after consultation with the Chief Executive Officer) approves of the Covered Person pursuing, may be pursued.
4.Personal Use of Property. Covered Persons are prohibited from taking or using Company property, information, or position for personal use or gain.
5.No Competition. Covered Persons are prohibited from competing with the Company while employed by or otherwise serving the Company or, if applicable, for such longer period as may be provided in a Covered Person’s employment agreement or restricted stock agreement.
6.Personal Loans. It is contrary to Company policy for the Company to extend or maintain credit, to arrange for the extension of credit, or to guarantee an extension of credit in the form of a personal loan (or similar contractual arrangement) to or for any Covered Person. In the case of Directors and Executive Officers, such personal loans also violate federal securities laws.

7.Gifts and Loans. No Covered Person may offer or provide any gift, loan or other personal benefit (such as trips, meals, or entertainment) to any employee of any governmental agency or to any person who is publicly elected or appointed. Attendance of government employees who are former students or employees at events and/or other gatherings that include meals or entertainment, and attendance of government employees at widely attended events, are excepted from this provision, provided that written confirmation of the event and its attendees is provided to the Company’s General Counsel or his/her designee. Small gifts of company-branded promotional items made to government employees who are former students or employees are also excepted from this provision, provided that they are reported promptly to the Company’s General Counsel or his/her designee. Any other business related gifts or entertainment expenses must be in accordance with the Company’s corporate reimbursement policy.
No Covered Person may accept, or permit any member of his or her immediate family to accept, any gifts, gratuities or other favors from any current or potential customer, supplier, financing source or other person doing or seeking to do business with the Company, other than items of insignificant value. Generally, a gift that the recipient believes to be worth more than $50 would be considered not to be insignificant and, therefore, would be outside what is permitted by this Code without prior approval by the Company’s General Counsel or his or her designee. The occasional acceptance of small gratuities (e.g., edibles, business meals or promotional/novelty items) may be acceptable if refusal would cause undue embarrassment or strain on the business relationship and the value is nominal. Covered Persons may never accept money, loans, credit or prejudicial discounts. No gift/gratuity or entertainment from a current or prospective student/learner should ever be accepted by any Covered Person or by any family member of such Covered Person if it could be implied that any matter related to the student’s/learner’s enrollment is contingent upon the gift/gratuity or entertainment.
No business gift or entertainment should ever be offered, given, provided or accepted by any Covered Person or by any family member of such Covered Person, unless it:
a.Is consistent with customary business practices;
b.Cannot be construed as a bribe or payoff;
c.Does not violate any laws or regulations; and
d.Does not imply that additional business opportunities are contingent upon the gift/gratuity.
However, as part of a charity or public service program sponsored by the Company, Covered Persons may solicit contributions to or participation in that program from such persons or organizations.
Common sense and moderation should be applied in business entertainment engaged in on behalf of the Company. Covered Persons should not provide or accept business entertainment to or from anyone doing business with the Company unless the entertainment is infrequent, modest and intended to serve legitimate business goals.
The promise, offer or delivery to an official or employee of any government of a gift, favor or other gratuity in violation of any laws, rules or regulations would not only violate this Code but could also be a criminal offense. Any questions in this regard should be directed to the Company’s General Counsel or his or her designee.
8.Other Outside Business Interests. The appropriateness of an employee engaging in outside employment or business activities depends upon many factors, including but not limited to, the nature and extent of the outside interest, the potential for conflicts of interests, and the relationship between the Company and the outside entities and the duties involved. Employees generally are prohibited from engaging in (a) outside employment or (b) business activities with Competitors unless approved by the Company’s General Counsel or his or her designee; however, adjunct faculty and casual employees may engage in outside employment that is not otherwise considered a Conflict of Interest Activity by the General Counsel or his or her designee, and may be engaged in teaching roles at other institutions.
Employees may serve as board members for other organizations that are not Competitors, so long as such service does not interfere with their duties to the Company, with the prior approval of the General Counsel or his or her designee. Executive Officers may serve as board members for other entities that are not Competitors; however, approval of the Nominating and Corporate Governance Committee is required to serve on the board of another for-profit entity. Board service by Directors is addressed in the Company’s Corporate Governance Principles.

C.Definitions.
1.“Conflict of Interest Activity” is an activity in which (a) the Covered Person’s private interest in any material way conflicts, interferes, or appears to conflict or interfere, with the interests of the Company, (b) the Covered Person has a material personal interest that will impair the ability to perform his or her Company work objectively and effectively, or (c) the Covered Person or a Related Person (as defined below) derives, or appears to derive, a material personal benefit as a result of the Covered Person performing Company services. Covered Persons must avoid not only actual Conflicts of Interest Activities, but also those circumstances that create the appearance of a conflict. Examples of items that are considered Conflict of Interest Activities, include, but are not limited to, activities in which the Covered Person:
a.competes directly or indirectly with the Company;
b.obtains a direct or indirect financial or other personal interest (whether as an investor, lender, employee, or other service provider) in one of the Company’s suppliers, customers or Competitors (other than insignificant or indirect interests, and other than ownership of publicly traded securities either directly or by investing in a mutual fund; provided that Directors and Executive Officers must nevertheless disclose to the Company all ownership positions (including mutual fund positions) in publicly traded securities of suppliers, customers, or Competitors of the Company, to the extent such ownership position is material to their individual financial position);
c.engages in a personal business transaction involving the Company for profit or gain;
d.accepts the provision of personal services, money, gifts (of other than nominal value), excessive hospitality, loans, or other special treatment from any supplier, customer, or Competitor of the Company, or from any person or organization that seeks to do business with the Company, except as permitted by the section entitled “Gifts and Loans” above;
e.obtains a direct or indirect personal financial benefit in any sale, loan, or gift of Company property;
f.substantially uses the Company’s assets (including the Company’s name, information, or facilities) for non-Company purposes;
g.engages in any non-Company employment or consulting work that prevents the Covered Person from satisfactorily performing his or her Company responsibilities; or
h.serves as a corporate director, officer, employee or consultant of, or receives income from, any person or organization that the Covered Person knows, or reasonably should know, does business with the Company or its students/learners, or that the Covered Person knows, or reasonably should know, is seeking to do business with the Company or its students/learners as a supplier, customer, student/learner or otherwise, except as approved by the Board of Directors (for Directors or Executive Officers) or as approved by the General Counsel (in consultation with the Chief Executive Officer) for other Covered Persons; provided, however, that arms-length transactions between Covered Persons and the Company or its students/learners, and organizations or persons seeking to do business with the Company and its students/learners, are not deemed conflicts of interest for the purposes of this Code; provided further, however, that Company employees and faculty may teach at other institutions in certain circumstances. Except in the case of adjunct faculty and casual employees engaged in teaching roles at other institutions, the General Counsel or his or her designee must be informed of such arrangements in advance so a review for potential conflicts of interest and other concerns may be conducted.
2.“Competitor” means any person, corporation, not-for-profit organization or other entity that is engaged in any business that competes with (a) any of the businesses or programs conducted by the Company or (b) any of the potential businesses or programs the Covered Person knew or had reason to know were in development by the Company in the education industry.
3.“Executive Officer” means the Chief Executive Officer, President, Chief Operating Officer, General Counsel, Chief Financial Officer, principal accounting officer (or, if there is no such accounting officer, the controller) of the Company, any vice-president in charge of a principal business unit, division or function, and any other officer or similar person who performs a senior policy-making function for the Company.

4.“Related Person” of a Covered Person means (a) the spouse, antecedents, descendants, siblings, mothers and fathers-in-law, sons and daughters-in-law, stepparents, stepchildren, brothers and sisters-in-law, (b) any person living in the same home with the Covered Person, and (c) any affiliate of the Covered Person.
5.“Significant Shareholder” means any person or entity known by the Company to be the beneficial owner of more than 5% of the Company’s outstanding common stock.
V.INTELLECTUAL PROPERTY
A.Purpose.
In carrying out the Company’s business, Covered Persons often utilize and/or develop intellectual property that are valuable assets of the Company. This Code establishes guidelines and procedures regarding the protection of the Company’s intellectual property.
B.Policy.
1.Protection of Intellectual Property. Patents, trademarks, copyrights, trade secrets and other forms of intellectual property are valuable assets of the Company, and all Covered Persons must protect them and assist the Company in securing and maintaining patents or registrations for them and enforcing such rights. See section III. CONFIDENTIALITY above. These obligations continue even after service to or employment with the Company ends.
2.Separate Agreements. Some Covered Persons may execute separate agreements dealing with intellectual property matters. If any part of the following intellectual property policy statement conflicts with the terms of a separate agreement that has been executed by a particular Covered Person, the terms of the separate agreement will govern as to that particular Covered Person.
3.Ownership of Intellectual Property. Covered Persons who conceive or reduce to practice inventions in the course of their work for the Company must assign ownership of them, along with associated patent rights, to the Company. The Company must compensate Covered Persons for assigning their rights in inventions that the Company seeks to protect under patent laws.
a.Patents. Covered Persons must prepare and maintain records of the inventions, submit information about the inventions to the Company, and maintain them as trade secrets and/or assist in securing, protecting and enforcing patents, as determined by the Company. With respect to inventions conceived or reduced to practice during the period of employment by the Company, the foregoing obligations continue even after employment with the Company ends. However, this paragraph does not apply to an invention for which no equipment, supplies, facility or trade secret information of the Company was used and which was developed entirely on the Covered Person’s own time, and (1) which does not relate (a) directly to the business of the Company or (b) to the Company’s actual or demonstrably anticipated research or development, or (2) which does not result from any work performed by a Covered Person for the Company.
b.Other Intellectual Property. With respect to all forms of intellectual property other than patents, from inception or creation, the Company owns all rights in all materials, items, and works created, authored or otherwise produced by any Covered Person including, but not limited to, course design and content. However, the preceding sentence does not apply to the copyright in a work for which no equipment, supplies, facility or trade secret information of the Company was used and which was developed entirely on the Covered Person’s own time, and (1) which does not relate (a) directly to the actual or anticipated business of the Company or (b) to the Company’s actual or demonstrably anticipated research or development, or (2) which does not result from any work performed by the Covered Person for the Company. Moreover, except to the degree that such materials are created in connection with the development of course design or content, the Company does not claim the copyrights to scholarly books or articles written by faculty members that relate to the faculty member’s area of subject matter expertise and that do not relate to methods of course delivery or distance learning proprietary to the Company. The Company will respect the copyright of any material previously written and copyrighted by a faculty member who wishes to use that material in the development of a Company course and/or as content for a Company course; provided, however, that the faculty member must grant the Company a royalty-free, perpetual, irrevocable, nonexclusive and fully sublicensable right to use, reproduce, adapt, publish, translate, create derivative works of, distribute, perform and display such previously written material (in whole or in part) worldwide and/or to incorporate it in other works in any form, media or technology now known or later developed, solely in connection with providing the course (as the course may be changed from time to time). Covered Persons who have questions about rights to books or articles that they plan to write or have written should contact the General Counsel or his or her designee for clarification.
4.Use of Intellectual Property of Others. The patents, trademarks, copyrights and trade secrets of other organizations and people must be honored. No Covered Person may knowingly use software, publications, inventions, ideas or other materials covered by a patent, copyright or trademark held by some person or organization other than the Company unless the Company has secured a license allowing such use. Any Covered Person who wishes to use such material should contact the General Counsel or his or her designee. Faculty intending to use copyrighted or patented materials in their courses are responsible for securing written permissions from the copyright- or patent-holder in a form and manner designated by the Company.
Covered Persons must not defame any person, or invade or misappropriate any person’s rights of privacy or rights of publicity.
To the extent that Covered Persons engage in projects and research with third parties (such as research supported by grants and faculty-sponsored student/learner research), ownership of and rights to intellectual property should be addressed in writing in advance. Any Covered Person who wishes to engage in such a project should contact the General Counsel or Chief Executive Officer.
VI.INTERNAL ACCOUNTING CONTROLS, PROCEDURES, AND RECORDS
A.Purpose.
This Code establishes guidelines and procedures related to keeping books and records that in reasonable detail accurately and fairly reflect the Company’s transactions and dispositions of assets. The Company shall maintain a system of internal accounting controls to ensure reliability, adequacy of its books and records, and proper recording of all transactions including the disposition of assets.
B.Policy.
1.Authorization. The only transactions to be entered into by the Company are those that are executed in accordance with the Board’s and/or management’s specific authorization or established, formalized policies and procedures.
2.Approval. No transaction will be recorded in the accounts of the Company unless it is within the scope of written policies and procedures or is specifically and formally approved by an appropriate and designated employee. Such approval requires the determination that the transaction:
a.has been authorized in accordance with this or other applicable Company policy; and
b.if required by Company policy, is supported by documentary evidence to verify the validity of the transaction.
3.Accounting. All transactions entered into by the Company will be recorded in the accounts of the Company to permit the preparation of the Company’s financial statements in conformity with generally accepted accounting principles. Each entry will be coded into an account, which accurately and fairly reflects the true nature of the transaction.
4.Reporting. All transactions that have been accounted for in accordance with this corporate policy will be accumulated and processed in a manner that permits preparation of financial statements, reports, and data for purposes of internal, public, and regulatory reporting. Such statements, reports, and data must be in a form sufficient to reflect accurately and fairly the results of transactions entered into by the Company and to permit proper accountability for assets.
5.Responsibility. The implementation and maintenance of internal accounting controls, procedures, and records that are adequate in all respects to satisfy the requirements of this corporate policy will be the primary responsibility of the Chief Financial Officer.
6.Auditing. Compliance with the provisions and requirements of this corporate policy will be tested and evaluated in connection with the on-going internal audit program and testing of internal controls under the direction of the Chief Financial Officer. All control failures regarding this corporate policy will be reported to senior management and the Audit Committee so that deficiencies can be corrected and assurance of compliance with the terms of this corporate policy maintained.

7.Internal Control Reports. For the Audit Committee’s review, management shall prepare an annual internal control report that (a) states the responsibility of management for establishing and maintaining adequate internal control structure and procedures for financial reporting, (b) contains an assessment, as of the end of the most recent fiscal year of the Company, of the effectiveness of the internal control structure and procedures of the issuer for financial reporting that the Company’s registered and public accountant has attested to, and reported on, and (c) management’s evaluation of the Company’s internal controls and procedures for financial reporting. In addition, the Company will be required to evaluate quarterly its disclosure controls and procedures.
VII.INSIDE INFORMATION AND TRADING RESTRICTIONS
A.Purpose.
This Code establishes consistent guidelines for contacts with investors as well as for compliance with regulations of the SEC and the Nasdaq stock exchange on which the Company’s securities are listed for trading or other applicable regulatory authority (“Regulatory Organizations”) regarding the use and public disclosure of non-public information. The restrictions provided in this section apply to all transactions, direct or indirect, in the Company’s securities.
B.Policy.
1.General Disclosure Policy. The Company will make prompt and complete disclosure of material information to the public when and as required by law and/or the rules of the SEC or any applicable Regulatory Organization. Determinations regarding “materiality” may involve subjective judgments; therefore, questions of materiality will be determined by the Chief Executive Officer, Chief Financial Officer, and General Counsel after consultation, if appropriate, with the Company’s Audit Committee, external auditors, outside counsel, and other advisors, such as security or forensic advisors in the event of a cyber incident.
2.Nondisclosure. Material non-public information must not be disclosed to anyone other than persons within the Company whose positions require them to know the information until it has been publicly released by the Company.
3.No Selective Disclosure. No preferential treatment will be given to any current or potential investor, security analyst, or lender; therefore, the release to any such person of any material financial or operating data relating to the Company must be at the same time available to the public or pursuant to an appropriate confidentiality agreement.
4.Forecasts. It is the Company’s policy not to make any public projections of future operating or financial results unless such forecast (including appropriate legal “safe harbor” language) is specifically approved by the Company’s Chief Executive Officer.
5.Authority to Release. No material financial data regarding the Company will be released to the public except as authorized, specifically or generally, by the Chief Financial Officer or Chief Executive Officer and, as appropriate, the Audit Committee and Board of Directors.
6.Communication with Analysts. Due to the sensitive nature of investor relations and federal regulations relating thereto, all interviews with current or potential investors, security analysts, and lenders must be coordinated through the Chief Financial Officer. To the extent practicable, two authorized persons from the Company should attend any such interviews.
7.Trading Restrictions Applicable to All Covered Persons. All Covered Persons must not engage in illegal trading and must avoid even the appearance of improper trading. To that end, the following restrictions apply to all Covered Persons.
a.No Trading on Material Non-Public Information. No Covered Person who is aware of any material non-public information concerning the Company or who, in the course of working for the Company, learns of material non-public information concerning a third-party with whom the Company does business or who is involved in a potential transaction or business relationship with the Company shall engage in any transaction in the Company’s or such third-party’s securities, including any offer to purchase or sell, during any period commencing with the day that he or she obtains such material non-public information and ending at the close of the market on the first (1st) full Trading Day (as defined herein) following the day of public disclosure of that information. After termination of employment, any Covered Person who is in possession of material non-public information is prohibited from trading in Company securities until that information has become public or is no longer material.

b.No Trading During Black-Out Periods. All Covered Persons, as well as members of their immediate families and households, are subject to black-out periods during which they are prohibited from conducting any transactions involving the Company’s securities. Each black-out period begins at the close of the market on the fifteenth (15th) full calendar day of the month in which a fiscal quarter ends and ends at the close of the market on the first (1st) full Trading Day following the release of the Company’s quarterly or annual financial results for that particular quarter (the “Black-Out Period”). The prohibition against trading during the Black-Out Period also prohibits the fulfillment of “limit orders” by any broker for such Covered Person or member of such person’s immediate family or household, and the brokers with whom any such “limit order” is placed must be informed of such prohibition at the time such “limit order” is placed.
Any person who possesses material, non-public information, regardless of whether or not it is within a Black-Out Period, may not engage in any transaction involving the Company’s securities.
Notwithstanding the foregoing, a transaction may be exempt from this prohibition if it is made pursuant to a written trading plan that (1) is entered into in advance of a Black-Out Period while the Covered Person was not in possession of material non-public information, (2) has been approved in writing by the Company’s General Counsel or by his or her designee, and (3) meets all of the requirements of the SEC’s rules and regulations, including Rule 10b5-1 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).
The Black-Out Period restriction may be waived in individual cases at the discretion of the Company’s General Counsel.
c.No Tipping. No Covered Person shall disclose (“tip”) material non-public information to any other person where such information may be used by such person to his or her benefit by trading in the securities of the company to which such information relates, nor shall a Covered Person make any recommendations or express any opinions as to trading in the Company’s securities or the securities of other companies to any other person on the basis of material non-public information.
d.No Short Sales. No Covered Person or member of such individual’s immediate family or household shall engage in the short sale of the Company’s securities. A short sale is a sale of securities not owned by the seller or, if owned, not delivered against such sale within twenty (20) days thereafter (a “short against the box”). Short sales of the Company’s securities evidence an expectation on the part of the seller that the securities will decline in value, and, therefore, signal to the market that the seller has no confidence in the Company or its short-term prospects. In addition, short sales may reduce the seller’s incentive to improve the Company’s performance.
e.401(k) Plan. This Code does not apply to purchases of Company stock in its 401(k) plan resulting from periodic contributions of money pursuant to a payroll deduction election. The Code does apply, however, to certain elections made under the Company’s 401(k) plan, including (1) an election to increase or decrease the percentage of periodic contributions that will be allocated to the Company stock fund, (2) an election to make an intra-plan transfer of an existing account balance into or out of the Company stock fund, (3) an election to borrow money against a 401(k) plan account if the loan will result in a liquidation of some or all of the Company stock fund balance, and (4) an election to pre-pay a plan loan if the pre-payment will result in allocation of loan proceeds to the Company stock fund.
8.Trading Restrictions Applicable to Section 16 Reporting Persons, Trustees, and Key Employees. The following restrictions apply to all Section 16 Reporting Persons, Trustees, and Key Employees. In addition, under special circumstances, certain employees who are not Section 16 Reporting Persons, Trustees, or Key Employees may gain access to material non-public information and the Company, in its discretion, may determine that such employees may also be subject to the below listed prohibitions and procedures. Such employees will be notified of such status and will be subject to the below listed prohibitions and procedures for such period of time as the Company deems appropriate. Note also that if the Company in the future imposes black-out periods for trading Company securities that apply to more than 50% of the participants in any employee benefit plan (e.g., 401(k) or ESPP), then Section 16 Reporting Persons and Key Employees will also be prohibited from trading plan or non-plan Company securities during any such black-out periods. (The Company does not currently have such black-out periods in its employee benefit plans.) If in the future the Company adopts an SEC 10b5-1 trading plan, Section 16 Reporting Persons and Key Employees shall also comply with the terms of such plan.
a.No Hedging or Other Investments in Derivatives of the Company’s Securities. No Section 16 Reporting Person, Trustee, Key Employee, or member of such individual’s immediate family or household shall enter into hedging, monetization transactions, or similar arrangements with respect to the Company’s securities or otherwise invest in Company-based Derivative Securities. “Derivative Securities” are options, warrants, stock appreciation rights, or similar rights whose value is derived from the value of an equity security, such as the Company’s common stock. This prohibition includes, but is not limited to, trading in Company-based put or call option contracts, trading in straddles and the like. However, holding and exercising stock options, restricted stock units or other Derivative Securities granted under the Company’s equity compensation plans is not prohibited by this Code.
b.No Margin Purchases; No Pledging. No Section 16 Reporting Person, Trustee, Key Employee, or member of such individual’s immediate family or household shall purchase the Company’s securities on margin. This means such persons are prohibited from borrowing from a brokerage firm, bank, or other entity in order to purchase the Company’s securities (other than in connection with “cashless” exercises of stock options under the Company’s equity compensation plans). In addition, no Section 16 Reporting Person, Trustee, Key Employee or member of such individual’s immediate family or household shall pledge any Company securities as collateral for a loan.
c.No Trading in the Company’s Securities on a Short-Term Basis. Any Company securities purchased on the open market by a Section 16 Reporting Person, Trustee, Key Employee or member of such individual’s immediate family or household must be held for a minimum of six (6) months. Note that the SEC’s short-swing profit rules already penalize Section 16 Reporting Persons who sell any Company securities within six (6) months of a purchase by requiring such person to disgorge all profits to the Company whether or not such person had knowledge of any material non-public information.
Same day “cashless” exercises of stock options are not subject to this prohibition, provided that there were no previous purchase transactions on the open market within six (6) months of the exercise date.
9.Trading Pre-Clearance Requirement. If a Covered Person or member of such person’s immediate family or household is contemplating a transaction in the Company’s securities, the proposed transaction must be pre-cleared with the Company’s General Counsel or with his or her designee, even if the proposed transaction is to take place outside of a Black-Out Period. When a request for pre-clearance is made, the requestor should carefully consider whether he or she may be aware of any material non-public information about the Company, and should describe fully those circumstances to the Company’s General Counsel or to his or her designee. From time to time, an event may occur that is material to the Company and is known by only a few persons. So long as the event remains material and non-public, the General Counsel or his or her designee will not pre-clear trades by persons with knowledge of the event. The existence of an event-specific trading restriction period will not be announced to the Company as a whole, and should not be communicated to any other person.
If the transaction is cleared to proceed, the Company’s Legal Department will assist a Section 16 Reporting Person in complying with Section 16 and, where applicable, Rule 144 under the Securities Act of 1933, as amended. Trades must be completed promptly within the period for which clearance is obtained, and written confirmation of trades must be provided on the next business day to permit compliance with SEC reporting requirements.
10.Exceptions to the Prohibitions on Trading.
a.Stock Option Exercises. Exercises in stock options granted under the Company’s equity compensation plans for cash; however, this exception does not include the subsequent sale of the shares acquired pursuant to the exercise of a stock option.
b.Bona Fide Gifts. Bona fide gifts of securities are not deemed to be transactions for the purposes of this Code. Whether a gift is truly bona fide will depend on the circumstances surrounding a specific gift. The more unrelated the recipient is to the donor, the more likely the gift would be considered “bona fide” gift and not a “transaction”. For example, gifts to charities, churches, or non-profit organizations would not be deemed to be “transactions”. However, gifts to dependent children followed by a sale of the “gifted securities” in close proximity to the time of the gift may imply some economic benefit to the donor and, therefore, may be deemed a “transaction” and not a “bona fide” gift. While these bona fide gifts are exceptions to this Code’s prohibitions on trading in the Company’s securities, a Covered Person or member of such person’s immediate family or household contemplating such a gift must still pre-clear the gift with the Company’s General Counsel or his or her designee.

c.Employee Stock Purchase Plan. This Code does not apply to purchases of securities in the Company’s Employee Stock Purchase Plan resulting from periodic contributions of money to the plan pursuant to the election a Covered Person made at the time of his or her enrollment in the plan. This Code also does not apply to purchases of securities resulting from lump sum contributions to the plan, provided that the Covered Person elected to participate by lump sum payment at the beginning of the applicable enrollment period. This Code does apply, however, to elections to participate in the plan for any enrollment period, and to sales of Company securities purchased pursuant to the plan.
11.Consequences of Violations. The purchase or sale of securities while aware of material non-public information, or the disclosure of material non-public information to others who then trade, is prohibited by federal and state laws. Insider trading violations are pursued vigorously by the SEC and federal and state enforcement authorities as well as under the laws of foreign jurisdictions. Punishment for insider trading violations is severe, and could include significant fines and imprisonment. While the regulatory authorities concentrate their efforts on the individuals who trade, or who tip inside information to others who trade, the federal securities laws also impose potential liability on companies and other “controlling persons” if they fail to take reasonable steps to prevent insider trading by company personnel.
In addition, an individual’s failure to comply with this Code may subject the individual to Company-imposed sanctions, including dismissal for cause, whether or not the Covered Person’s failure to comply results in a violation of law. Needless to say, a violation of law, or even an SEC investigation that does not result in prosecution, can tarnish a person’s reputation and irreparably damage a career.
C.Definitions and Important Concepts.
1.Insider trading. The prohibition against such trading generally is understood to prohibit (1) trading on the basis of material non-public information, (2) disclosing or “tipping” material non-public information to others or recommending the purchase or sale of securities on the basis of such information or (3) assisting someone who is engaged in any of the above activities.
2.Insider. This term applies to anyone who, by virtue of a special relationship with the Company, possesses material non-public information regarding the business of the Company. An individual can be considered an insider for a limited time with respect to certain material non-public information even though he or she is not a Director or officer. For example, an assistant who knows that an acquisition is about to occur may be regarded as an insider with respect to that information until the news of such acquisition has been fully disclosed to the public. Any Covered Person who learns of material non-public information will be considered an insider for purposes of the insider trading laws.
3.Material Information. Information is generally deemed to be “material” if a “reasonable investor” would rely on it in deciding to purchase, sell, or hold a security to which the information relates. Any information that could be expected to affect a company’s stock price, whether it is positive or negative, should be considered material. As a practical matter, materiality often is determined after the fact, when it is known that someone has traded on the information and after the information itself has been made public and its effects upon the market are more certain. Examples of information that is generally regarded as material are:
•Financial results,
•Major proposed or pending acquisitions, investments or divestitures,
•Significant project or product developments,
•Changes in key personnel,
•Changes in dividends,
•Stock splits,
•Stock buy-backs,
•New equity or debt offerings,
•Positive or negative developments in outstanding significant litigation,
•Actual or threatened significant litigation or inquiry by a governmental or regulatory authority, and
•Any other facts that might cause the Company’s financial results to be substantially affected.
In the Company’s case, material information may include information relating to enrollment figures of any of the subsidiaries of the Company.
4.Non-public Information. This is any information that has not been previously disclosed and is not otherwise available to investors generally. Filings with the SEC and press releases are generally regarded as public information. Information about undisclosed financial results or a possible merger, acquisition or other material development, whether concerning the Company or otherwise, and obtained in the normal course of employment or through a rumor, tip or just “loose talk”, is not public information. Information should be considered “non-public” until the close of the market on the first (1st) full Trading Day after such information has been disseminated widely to the general public through press releases, news tickers, newspaper items, quarterly or annual reports or other widely disseminated means.
5.Trading Day. For purpose of this Code, this term shall mean a day on which Nasdaq is open for trading.
6.Section 16 Reporting Person. This term refers to members of the Company’s Board of Directors and to certain Executive Officers who are subject to the reporting and “short-swing profit” liability provisions of Section 16 of the Exchange Act.
Section 16 Reporting Persons will be informed of their status by the Company’s General Counsel or by his or her designee.
7.Trustees. This term refers to members of Strayer University, LLC’s and Capella University, Inc.’s Boards of Trustees, as well as the Torrens University Board of Directors.
8.Key Employee. This term refers to: (1) any employee of the Company who is not a Section 16 Reporting Person and who has a title of Vice President or higher; and (2) any other person designated as such by the Audit Committee of the Company’s Board of Directors. From time to time, the Audit Committee may exempt from this Code a person who otherwise would be subject to it.
Key Employees will be informed of their status by the Company’s General Counsel or by his or her designee.
VIII.ANTI-CORRUPTION, ANTI-BRIBERY AND THE FOREIGN CORRUPT PRACTICES ACT
Covered Persons will not offer, give or receive bribes or kickbacks in any form and under any circumstance. Many countries, including the U.S., have anti-bribery and anti-corruption laws. The Company honors all of these laws and will comply with each country’s rules and restrictions.
The U.S. Foreign Corrupt Practices Act (the “FCPA”) applies to U.S. companies and all of their locations and employees (within and outside of the U.S.). The FCPA prohibits making a payment, buying services, giving or offering a gift, promising to give or authorizing to give anything of value to a foreign official, political party, political candidate, or employee of an international organization or non-U.S. government for the purpose of obtaining or retaining business. Foreign officials include employees of state-owned commercial businesses.
The FCPA applies to all employees of the Company as well as our officers, Directors, joint venture partners, intermediaries, agents and contractors. The Company abides by the FCPA everywhere in the world we do business, even if payments or gifts are not prohibited by local law. There may be cases where a “facilitating payment” is allowed under the FCPA. Facilitating payments might include payments for routine business permits, visas, utility services or similar functions that are performed by the government. In order to determine if a payment would qualify under this provision, employees must contact the General Counsel prior to offering or making any facilitating payments.
If a payment, entertainment expense, or gift is made to a party covered by the FCPA, the expenditure must be properly and accurately recorded in the Company’s accounting systems and related records.
In addition, the UK Bribery Act applies to any offenses taking place in the UK, and also to offenses taking place wholly outside the UK where they are committed by British citizens, UK residents or bodies incorporated in the UK, even in some cases where they are customary locally or permitted under local law. The UK Bribery Act also introduces a new corporate offense which imposes criminal liability on any company incorporated in the UK or which carries on part of its business in the UK (including, for example, a foreign corporation with only a branch office in the UK) for failure to prevent bribery by anyone providing services for or on behalf of the company. This may include employees, agents, representatives, intermediaries, subsidiaries and joint ventures.
Under the UK Bribery Act it is an offense for a person to offer, promise or give money, gifts or anything of value to another person, or to request or receive the same from another person, as an inducement or reward for performing a function improperly or where the acceptance or receipt would itself be improper. Any form of gift, consideration, reward or advantage can constitute a bribe – it need not be an offer of money. This general law criminalizes the offering of bribes to persons in both the public and private sector (i.e., it is not confined to the corruption of government officials). The UK Bribery Act also contains a specific offense for the bribing of foreign public officials. A prosecutor does not need to show ‘impropriety,’ only that it was the offender’s intention to influence the public official in order to obtain or retain business or a business advantage.

If a Covered Person believes that there has been an FCPA or UK Bribery Act violation, the matter must immediately be reported to the General Counsel for review.
IX.POLITICAL CONTRIBUTIONS
Covered Persons are encouraged to participate in political activities on their own behalf, on their own time and in their own way. No Company funds or other assets are to be contributed or loaned, directly or indirectly, to any political party or to the campaign of any person for political office. Covered Persons may not seek reimbursement from the Company as a business expense for any contributions to, or expenses incurred in support of, any political party or campaign.
X.ADOPTION, APPLICATION, AND INTERPRETATION OF THE CODE
A.Application, Amendment, Waiver, and Interpretation.
1.Adoption and Amendment by the Board of Directors. This Code of Business Conduct has been recommended by the Company’s Audit Committee and adopted by the Company’s Board of Directors and may be changed at any time by the Audit Committee and the Board of Directors without notice. All material amendments will be appropriately disseminated in a timely fashion by the Company.
2.Waiver. This Code of Business Conduct applies to all Covered Persons during their term of service to the Company. Waivers of the provisions of this Code of Business Conduct may be granted or withheld from time to time by the Company in its sole discretion. Unless otherwise provided herein all waivers must be approved by the Company’s Board of Directors or by the Audit Committee in the case of waivers for Directors or Executive Officers and by the General Counsel in other cases, shall be reported to the Audit Committee, and may be recorded in the minutes of the Audit Committee. Waivers will be promptly disclosed as required by applicable Law and Nasdaq listing requirements.
3.Interpretation of the Code of Business Conduct.
a.This Code of Business Conduct sets forth specific corporate policies governing the conduct of the business of the Company by Covered Persons during their term of service to the Company. These policies were developed and intended to be applied in good faith with reasonable business judgment.
b.Final authority with respect to the interpretation of this Code of Business Conduct rests with the Board of Directors. The interpretation of any matter with respect to this Code of Business Conduct by the Board of Directors shall be final and binding.
4.No Limitation on Other Obligations of Covered Persons. Nothing contained in this Code of Business Conduct is intended, or should be construed as, in any way limiting or reducing other obligations that a Covered Person may have to the Company or other persons or entities, including, but not limited to pursuant to common law, an employment agreement, an employee handbook, or otherwise.
5.No Third Party Rights. This Code of Business Conduct is intended to govern the relationship between the Company and the Covered Persons and shall not confer any rights or remedies upon any person or entity other than the Company and the Covered Persons.
6.No Employment Contract. While the Company has established this Code of Business Conduct for all employees to comply with, notwithstanding anything stated in this Code of Business Conduct, every employment relationship is considered “at will,” which means that any employee retains the right to terminate his/her employment at any time with or without prior notice and with or without good cause unless otherwise provided in a Covered Person’s employment agreement. Likewise, the Company retains the same right to terminate every employee’s employment at any time with or without prior notice and with or without good cause unless otherwise provided in a Covered Person’s employment agreement. This Code of Business Conduct is intended to be consistent with all employment agreements with Covered Persons, and nothing in any such employment agreement is intended to prevent this Code of Business Conduct from applying to such persons, provided that in the event of a direct conflict between the language of this Code of Business Conduct and any such employment agreement, the language of such employment agreement shall control.
B.Administration of Code of Business Conduct.
The Code of Business Conduct shall be administered as follows:

1.Scope of Code of Business Conduct. The Audit Committee shall, periodically, in light of the experience of the Company, review the Code of Business Conduct, and when necessary or desirable, make recommendations to the Board of Directors:
a.to ensure the Company’s continued conformance to appropriate accounting standards, SEC and Nasdaq disclosure policies and rules, and applicable Law; and
b.to ensure that any weaknesses revealed through monitoring, auditing and reporting systems are eliminated or corrected.
2.Allocations of Responsibility. The Audit Committee shall be responsible for overseeing the Company’s administration of the Code of Business Conduct. The Audit Committee shall establish such procedures as it shall deem necessary or desirable in order to discharge this responsibility. Such procedures shall provide for obtaining advice of legal counsel or other experts where appropriate. In discharging these responsibilities, the Audit Committee may delegate authority to such committees, officers and other employees, including internal audit, and may engage such agents and advisors as it shall deem necessary or desirable.
3.Code Dissemination and Education. To provide for the continued dissemination and communication of the Code of Business Conduct, the Company shall disseminate this Code to all Covered Persons and the Chief Human Resources Officer shall include the Code as part of the Company’s new hire and periodic employee training activities to ensure the Company communicates the standards of conduct and procedures included in the Code of Business Conduct. Dissemination may consist of placement of the Code of Business Conduct on the Company Intranet.
4.Monitoring and Auditing. The Audit Committee shall take reasonable steps to ensure the Company monitors and audits compliance with the Code of Business Conduct, including the establishment of monitoring and auditing systems that are reasonably designed to detect conduct in violation of the Code of Business Conduct by Covered Persons. To the extent so directed by the Audit Committee, reports developed by the Company’s independent accountants in performing their engagement by the Company, and by its internal auditors in the performance of their assigned responsibilities, shall be made available to the Audit Committee as a means of monitoring and auditing compliance with the Code of Business Conduct. The Audit Committee may commission other investigations and audits, as it deems appropriate to ensure compliance with this Code of Business Conduct.
5.Notice of Violations. The General Counsel shall coordinate communications and activities regarding investigating suspected Code violations with the Chief Human Resources Officer and shall report to the Audit Committee any violations of the Code of Business Conduct that the General Counsel’s office becomes aware of, together with the actions taken by the Company regarding such violations.
6.Reporting System. The Audit Committee shall cause the Company to establish the reporting system referred to in section XI. WHOM TO CONTACT WITH QUESTIONS OR CONCERNS so that any violations of the Code of Business Conduct will be reported and acted upon objectively. The existence and nature of the reporting system shall be communicated to all employees by the Chief Human Resources Officer as part of the employee training referenced herein. It shall be a violation of this Code of Business Conduct to intimidate, discharge, demote, suspend, threaten, harass or impose any form of retribution on any Covered Person who utilizes such reporting system in good faith to report suspected violations (except that appropriate action may be taken by the Company against such Covered Person if such individual is in fact a wrongdoer or a person who misuses such reporting system by knowingly submitting a false report).
7.Investigation of Violations. If, through operation of the Company’s compliance monitoring and auditing systems or its violation reporting systems or otherwise, the Company receives information regarding an alleged violation of the Code of Business Conduct, the person or persons authorized by the Audit Committee in section XI. WHOM TO CONTACT WITH QUESTIONS OR CONCERNS to investigate alleged violations of the Code of Business Conduct shall, as appropriate:
a.evaluate such information as to gravity and credibility;
b.determine whether to initiate an informal inquiry or a formal investigation with respect thereto;
c.prepare a report of the results of any such inquiry or investigation, including recommendations as to the disposition of such matter;

d.make the results of such inquiry or investigation available to the Audit Committee for action (including disciplinary action); and
e.recommend changes in the Code of Business Conduct necessary or desirable to prevent further similar violations.
The Company may disclose the results of investigations to law enforcement agencies, if appropriate.
8.Disciplinary Measures. The Company shall consistently and promptly enforce this Code of Business Conduct through means of discipline it determines to be appropriate in view of the alleged violation. The Audit Committee shall review the Company’s determination as to whether any material violations of the Code of Business Conduct have occurred and, if so, shall review the disciplinary measures to be taken against the Covered Person who has so violated this Code of Business Conduct.
The disciplinary measures, which may be approved or modified at the discretion of the Audit Committee, may include, but are not limited to, counseling, oral or written reprimands, warnings, probation or suspension without pay, demotions, reductions in salary, termination of employment and requiring restitution to the Company, depending on the nature of the misconduct and the factual circumstances involved.
Persons subject to disciplinary measures shall include, in addition to the violator, others involved in the wrongdoing such as:
a.persons who fail to use reasonable care to detect a violation;
b.persons who, if requested to divulge information, withhold material information regarding a violation; and
c.supervisors who approve or condone the violations or attempt to retaliate against Covered Persons, employees or agents for reporting violations or violators.
9.Documentation. The Company shall document its compliance efforts and results to evidence its commitment to comply with the standards and procedures set forth above. In addition:
a.Annual Certification by Directors and Executive Officers. Each Director and Executive Officer will be required to submit an annual certification of his or her compliance with this Code of Business Conduct.
b.Other Certifications. The Audit Committee of the Board of Directors shall have the power to require such additional certifications with the terms of this Code of Business Conduct as they deem necessary or appropriate.
10.Procedures. The Company officers responsible for administering this Code of Business Conduct and preparing reports to the Audit Committee shall ensure that the following procedures are followed:
a.Measures are taken to maintain confidentiality, protect anonymity, and eliminate fear of retaliation;
b.Reported concerns are timely reviewed and investigated as appropriate;
c.The Audit Committee and appropriate management is advised of investigation findings and recommended corrective actions;
d.A follow-up system is maintained to ensure that appropriate corrective actions are taken; and
e.If possible, investigation results and corrective actions are communicated to Covered Persons who reported concerns.
11.Covered Persons.
a.It is the personal responsibility of each Covered Person to adhere to the standards and restrictions imposed by Law and this Code of Business Conduct, applicable to his or her Company duties and responsibilities and to conduct himself or herself accordingly during his or her term of service to the Company. Such standards and restrictions require each Covered Person to avoid any activities that would involve the Company in any practice that is not in compliance with this Code of Business Conduct. Any Covered Person who does not adhere to such standards and restrictions is acting outside the scope of his or her employment.

b.Each Covered Person is responsible for complying with the Company-wide standards of conduct, including this Code of Business Conduct, and for raising questions if the Covered Person is concerned that the standards are not being met.
c.Covered Persons are responsible for requesting a conflict of interest determination from the General Counsel for any potential Conflict of Interest Activity.
XI.WHOM TO CONTACT WITH QUESTIONS OR CONCERNS
1.Violation. If you have any compliance questions or believe that violations of the Code of Business Conduct are occurring or have occurred, you should talk with one of the following: your supervisor; the Chief Human Resources Officer; the General Counsel; the Vice President of Internal Audit; the Audit Committee Chair; or report the concern to the Audit Committee of Strategic Education, Inc. as follows:
•Follow the instructions on the Company Intranet here (USA) or here (outside the USA).
PLEASE NOTE: YOU MAY CHOOSE TO MAKE AN ANONYMOUS REPORT. THE ETHICS HOTLINE IS ADMINISTERED BY A THIRD PARTY.
2.Protection. All reports will be investigated promptly and thoroughly with the advice and assistance of the General Counsel’s Office, and all reports by Covered Persons will be treated as confidential to the extent possible. Persons reporting violations or raising questions will be protected from adverse impact on their position with the Company and from any other retaliation or adverse consequences resulting from following the Code of Business Conduct, including assisting an investigation or reporting in good faith a possible violation (except that appropriate action may be taken against such Covered Person if such individual is in fact a wrongdoer or who knowingly submits a false report).
Amended: February 26, 2026